As filed with the Securities and Exchange Commission on Sepember 5, 2008.

                                                     Registration No. 333-152881



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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         COMPETITIVE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                  ------------

         DELAWARE                     6794                   36-2664428
  (State or other juris-       (Primary Standard           (I.R.S. Employer
   diction of incorpor-     Industrial Classification    Identification Number)
  ation or organization)          Code Number)

                         777 COMMERCE DRIVE, SUITE 100
                          FAIRFIELD, CONNECTICUT 06825
                                 (203) 368-6044
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ------------

                                  JOHN B. NANO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         COMPETITIVE TECHNOLOGIES, INC.
                         777 COMMERCE DRIVE, SUITE 100
                          FAIRFIELD, CONNECTICUT 06825
                                 (203) 368-6044
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

                            M. RICHARD CUTLER, ESQ.
                                CUTLER LAW GROUP
                           3206 WEST WIMBLEDON DRIVE
                             AUGUSTA, GEORGIA 30909
                           TELEPHONE: (706) 737-6600
                           FACSIMILE: (706) 738-1966

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large  accelerated  filer      [ ]          Accelerated  filer               [ ]
Non-accelerated  filer         [ ]          Smaller  reporting  company      [x]
(Do not check if a smaller
 reporting company)

                        CALCULATION OF REGISTRATION FEE

                              PROPOSED       PROPOSED
TITLE OF EACH                 MAXIMUM        MAXIMUM
CLASS OF          AMOUNT      OFFERING       AGGREGATE    AMOUNT OF
SECURITIES TO     TO BE       PRICE          OFFERING     REGISTRATION
BE REGISTERED     REGISTERED  PER SHARE(1)   PRICE(1)     FEE
----------------  ----------  -------------  -----------  -------------
Common Stock,
par value $0.01
per share          1,605,467  $        2.38  $ 3,821,011  $      150.24
----------------  ----------  -------------  -----------  -------------

(1)
     Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common stock, as reported on the American Stock Exchange on July 25, 2008. Under the common stock purchase agreement, Fusion Capital has agreed to purchase up to $5.0 million of newly issued CTT common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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
                  SUBJECT TO COMPLETION, DATED _________________.

THE  INFORMATION  IN  THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  *
                *****
              **-----**
            **-----       COMPETITIVE
          ****----        TECHNOLOGIES
            **=====       Unlocking the Potential of Innovation (R)
              **=====**
                *****
                  *  (R)  Technology Transfer and Licensing Services

                                   PROSPECTUS

                         COMPETITIVE TECHNOLOGIES, INC.

                        1,605,467 Shares of Common Stock

This prospectus relates to the sale of up to 1,605,467 shares of our common stock by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling shareholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion Capital.


Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the American Stock Exchange under the symbol "CTT." On August 3, 2008 the last reported sale price for our common stock as reported on the American Stock Exchange was $2.34 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for listing on the American Stock Exchange.

                              ____________________

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.
                              ____________________

The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.
                              ____________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________


                The date of this Prospectus is September 5, 2008

                               TABLE OF CONTENTS


Prospectus Summary                                                             1
Risk Factors                                                                   4
Incorporation by Reference                                                    12
Forward-Looking Statements                                                    13
Use of Proceeds                                                               14
The Fusion Capital Transaction                                                15
Selling Stockholder                                                           20
Plan of Distribution                                                          21
Legal Matters                                                                 23
Experts                                                                       23
Where You Can Find More Information                                           23
Disclosure of Commission Position on Securities Matters                       24


You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus.
Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in CTT common stock under the heading "Risk Factors," before investing in CTT common stock. In this Prospectus, "CTT," "we," "us," and "our" refer to Competitive Technologies, Inc.

BUSINESS

We are a Delaware corporation incorporated in 1971 to succeed an Illinois business corporation incorporated in 1968.

We provide technology transfer and licensing services focused on the technology needs of our customers and matching those requirements with commercially viable solutions. We identify, develop, and commercialize innovative technologies in life, digital, nano and physical sciences developed by universities, companies, independent research institutions and individual inventors.

We seek to maximize the value of intellectual property for the benefit of our customers, clients and stockholders by selling, licensing or otherwise commercializing technologies from our clients' or our portfolio of intellectual property rights. We obtain customers' technology requirements and match them with effective technology solutions, bridging the gap between market demand and raw innovation. In a few cases, we are enforcing our clients' and our patent rights with respect to certain of our technologies.

Our customers (licensees) pay license and royalty fees for licensed rights to use our clients' and our technologies. We also realize revenues by sharing in the profits of manufacturing and distribution, as well as from court awarded judgments and settlements of patent enforcement actions. We share these fees, judgments and settlements with our clients under our respective agreements with them.

Our life science portfolio includes pharmaceuticals, biotechnologies, and medical devices. We include communications, semiconductors, Internet, e-commerce and consumer electronics technologies in our digital portfolio. Our physical science portfolio targets display, environmental and nano-technologies and smart/novel materials.

CORPORATE INFORMATION

CTT is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825. Our telephone number is (203) 368-6044. The address of our website is www.competitivetech.net. Information on our web site is not part of
           -----------------------
this Prospectus.

CTT COMMON STOCK

CTT common stock trades on the American Stock Exchange under the symbol "CTT.

THE OFFERING

On July 22, 2008, we entered into a Purchase Agreement with Fusion Capital Fund II, an Illinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $5.0 million from time to time over a twenty-four (24) month period. Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 63,280 shares of our common stock. Also, we will issue to Fusion Capital an additional 42,187 shares as a commitment fee pro rata as we receive the $5.0 million of future funding. As of July 25, 2008 there were 8,243,152 shares outstanding (7,823,860 shares held by non-affiliates) excluding the 1,500,000 shares offered by Fusion Capital pursuant to this Prospectus which it has not yet purchased from us, as well as the 42,187 shares to be issued as a commitment fee pro rata. If all of such 1,500,000 shares offered hereby were issued and outstanding as of the date hereof, the 1,500,000 shares would represent approximately 15.4% of the total common stock outstanding or approximately 16.1% of the non-affiliates shares outstanding as of the date hereof. In the event that under the agreement we decide to issue more than 1,635,156, i.e. greater than 19.99% of our outstanding shares of common stock as of the date of the agreement, we would first be required to seek shareholder approval in order to be in compliance with the American Stock Exchange rules. We currently do not intend to seek shareholder approval to issue shares to Fusion Capital in excess of 1,635,156. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this Prospectus (1) 63,280 shares which have already been issued, (2) an additional 42,187 shares which we may issue in the future as a commitment fee pro rata as we receive the $5.0 million of future funding and (3) at least 1,500,000 shares which we may sell to Fusion Capital after this registration statement is declared effective (18.34% of our outstanding on July 22, 2008, the date of our agreement). All 1,605,467 shares are being offered pursuant to this Prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 1,500,000 shares to Fusion Capital. As of the date hereof, we do not have any plans or intent to sell to Fusion Capital any shares beyond the 1,500,000 shares offered hereby. However, if we elect to sell more than the 1,500,000 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Fusion Capital before we can sell such additional shares, which could cause substantial dilution to our shareholders.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this Prospectus is a part. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $50,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $1.00. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement provides that neither party has the ability to amend the Purchase Agreement. The Purchase Agreement does not permit Fusion Capital to waive any condition or provision of the agreement and the obligations of both parties are non-transferable. The Purchase Agreement contains reasonable and customary events of default, all of which are outside the control of Fusion Capital. See - "The Fusion Capital Transaction - Events of Default." The agreement does not permit Fusion Capital to waive any event of default. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. If we are unable to commercialize and sell or license enough of our products, and even if we are able to commercialize and sell our products but not sufficiently timely, we will need to raise additional funding in order to satisfy our working capital needs and to continue our operations. See - "Risk Factors -We may require additional financing to sustain our operations and without it we may not be able to continue operations." The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources such as through revenues from the sale or licensing of our products and to the extent that we are able to and choose to sell our debt and equity securities in other transactions with parties other than Fusion Capital. In February 2004, we entered into a prior common stock purchase agreement with Fusion Capital, pursuant to which we sold an aggregate of 997,733 shares for total gross proceeds of $5.0 million. The prior transaction was substantially similar to the transaction set forth herein. We believe that it is reasonable to expect that we will be able to access the full $5.0 million under the common stock purchase agreement with Fusion Capital. However, no assurance can be given that we will be able to access the full $5.0 million.

                                  RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

The risk factors described below are not all inclusive. All risk factors should be considered carefully when evaluating our business, results of operations, and financial position. We undertake no obligation to update forward-looking statements or risk factors. There may be other risks and uncertainties not highlighted herein that may become material factors affecting our financial condition and business operations.

IN THREE OF THE LAST FIVE FISCAL YEARS, WE INCURRED SIGNIFICANT NET LOSSES AND NEGATIVE CASH FLOWS, AND OUR ABILITY TO FINANCE FUTURE LOSSES IS LIMITED, AND MAY SIGNIFICANTLY AFFECT EXISTING STOCKHOLDERS.

The table below summarizes our consolidated results of operations and cash flows for the five years ended July 31, 2007:

                      2007          2006         2005        2004          2003
               ------------  ------------  ----------  -----------  ------------
Net income
 (loss)        $(8,893,946)  $(2,377,224)  $5,701,787  $2,954,529   $(1,935,301)
Net cash flows
 from:
 Operating
  activities    (5,437,443)   (3,527,318)   5,006,936   2,328,684    (1,604,910)
 Investing
  activities      (978,217)     (141,644)     803,220     499,663       221,910
 Financing
  activities        78,425     2,298,726    4,159,711     (22,962)           --
Net increase
 (decrease)
 in cash and
 cash equiv-
 alents        $(6,337,235)  $(1,370,236)  $9,969,867  $2,805,385   $(1,383,000)

Our current recurring revenue stream is insufficient for us to be profitable with our present cost structure. We incurred an operating loss of $1,010,795 for our most recently reported fiscal quarter which ended April 30, 2008. In 2005 and 2004, we were in part profitable because of unusually large, upfront license fees received related to our homocysteine technology that did not recur in 2007 or 2006. Without these revenues, we would have incurred a loss in both years, and for each of the five years ended July 31, 2007. To return to and sustain profitability, we must increase recurring revenues by successfully licensing technologies with current and long-term revenue streams, and continue to build our portfolio of innovative technologies. Over the last six months we significantly reduced overhead with reductions in staff across all functional departments of the company, reduced extraneous litigations, and obtained new technologies to build revenue. We will continue to monitor our cost structure, and expect to operate within our generated revenue and cash balances. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon our ability to develop other sources of revenue or obtain other sources of financing.

Future royalty revenues, obtaining rights to new technologies, granting licenses, enforcing intellectual property rights, and profits or losses, are subject to many factors outside our control, or that we cannot anticipate, including technological changes and developments, economic cycles, and the ability of our licensees to commercialize our technologies successfully. Consequently, we may not be able to generate sufficient revenues to be profitable, and may not have sufficient cash flow to fund operating expenses beyond third quarter fiscal 2009.

Other than our agreement with Fusion Capital which is described in this Prospectus, we have no outstanding debt or available credit facility, and believe it would be difficult to obtain additional debt financing due or other equity financing to the current composition of our balance sheet, and unpredictable nature of our annual cash flows. Our financing options are limited, and we must primarily rely on cash on hand and cash flows from operations, though this situation could change in the future. We continue to review financing options for our business, which may in the future include more equity financing. Through the Fusion Capital offering and any other equity financing arrangement in the future, pursuant to which we sell shares of our common stock to raise cash to operate the business, existing holders of our common stock will suffer significant dilution to their equity position.

WE MAY REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS

At April 30, 2008 we had total working capital of $2,392,246 as compared to $7,313,017 at April 30, 2007. We had a net loss of $8,893,846 for the fiscal year ended July 31, 2007, and a net loss of $4,569,759 for the nine months ended April 30, 2008. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

We only have the right to receive $50,000 every three business days under the agreement with Fusion Capital unless our stock price equals or exceeds $3.00, in which case we can sell greater amounts to Fusion Capital as the price of our common stock increases. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $1.00. Since we registered 1,500,000 shares for sale by Fusion Capital pursuant to this prospectus, the selling price of our common stock to Fusion Capital will have to average at least $3.33 per share for us to receive the maximum proceeds of $5.0 million. Assuming a purchase price of $2.35 per share (the closing sale price of the common stock on July 25, 2008) and the purchase by Fusion Capital of the full 1,500,000 shares under the common stock purchase agreement, proceeds to us would only be $3,525,000 unless we choose to register more than 1,500,000 shares, which we have the right, but not the obligation, to do. Subject to approval by our board of directors, we have the right but not the obligation to issue more than 1,500,000 shares to Fusion Capital. In the event we elect to issue more than 1,500,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission.

We have authorized the sale and issuance of 1,500,000 shares of our common stock (18.34% of our outstanding on July 22, 2008) to Fusion Capital under the common stock purchase agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 1,500,000 shares (exclusive of the 63,280 shares issued to Fusion Capital as a commitment fee and the 42,187 shares issueable to Fusion Capital pro rata as we receive the $5.0 million funding) assuming Fusion Capital purchases all $5.0
million of common stock.   In the event that we decide to issue more than
1,635,156 (19.99% of our outstanding shares of common stock as of the date of our agreement), we would first be required to seek shareholder approval in order to be in compliance with the American Stock Exchange rules.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through revenues from the sale or licensing of our products. Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $1.00. If obtaining sufficient financing from Fusion Capital were to prove unavailable or prohibitively dilutive and if we are unable to commercialize and sell or license enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $5.0 million under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

THE SALE OF OUR COMMON STOCK TO FUSION CAPITAL MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY FUSION CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 1,500,000 shares of our common stock. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of shares purchased by Fusion Capital under the agreement. The purchase price for the common stock to be sold to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All 1,605,467 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. Fusion Capital may ultimately purchase all, some or none of the 1,500,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us.

THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including Fusion Capital pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

WE DERIVED MORE THAN 75% OF OUR RETAINED ROYALTIES IN FISCAL 2007 FROM ONE TECHNOLOGY.

We derived approximately $2,037,000, or 75%, of 2007 retained royalties from our homocysteine assay technology. In fiscal 2006, we derived approximately 70% of our retained royalties from this same technology.

Our U.S. patent for the homocysteine assay expired in July 2007, and although we will not receive significant revenues from this technology after that date, we expect to receive revenue for sales made prior to that date. In addition, we are in litigation with Carolina Liquid Chemistries Corporation to recover funds that we believe are due us for homocysteine assays kits manufactured, sold or offered for sale in infringement of our patent.

A concentration of revenues makes our operations vulnerable to patent changes or expiration, especially the homocysteine assay, and could have a significant adverse impact on our financial position.

CERTAIN OF OUR LICENSED PATENTS HAVE RECENTLY EXPIRED OR WILL EXPIRE IN THE NEAR FUTURE AND WE MAY NOT BE ABLE TO REPLACE THEIR ROYALTY REVENUES.

In 2007, we earned retained royalties from licenses for 17 patented technologies. Royalties from 10 of those patented technologies have or will expire between 2007 and 2012. Those patented technologies represented approximately 88% of our retained royalties in 2007. Retained royalties of approximately $2,072,533, or 76%, $25,992, or 1%, $267,527, or 10% and $29,007,
or 1%, were from patents expiring in fiscal 2007, 2008, 2009 and 2011, respectively. The loss of these royalties, especially from the homocysteine assay, will materially, adversely affect our operating results if we are unable to replace them with revenues from other licenses or other sources. Since it often takes two or more years for a technology to produce significant revenues, we must continuously seek new sources of future revenues.

WE DEPEND ON RELATIONSHIPS WITH INVENTORS TO GAIN ACCESS TO NEW TECHNOLOGIES AND INVENTIONS. IF WE FAIL TO MAINTAIN EXISTING RELATIONSHIPS OR TO DEVELOP NEW RELATIONSHIPS, WE MAY HAVE FEWER TECHNOLOGIES AND INVENTIONS AVAILABLE TO GENERATE REVENUES. TECHNOLOGY CAN CHANGE RAPIDLY AND INDUSTRY STANDARDS CONTINUALLY EVOLVE, OFTEN MAKING PRODUCTS OBSOLETE, OR RESULTING IN SHORT PRODUCT LIFECYCLES. OUR PROFITABILITY DEPENDS ON OUR LICENSEES' ABILITY TO ADAPT TO SUCH CHANGES.

We do not invent new technologies or products. We depend on relationships with universities, corporations, government agencies, research institutions, inventors, and others to provide technology-based opportunities that we can develop into profitable royalty-bearing licenses. Failure to maintain these relationships or to develop new relationships could adversely affect our operating results and financial condition. If we are unable to forge new relationships or to maintain current relationships, we may be unable to identify new technology-based opportunities and enter into royalty-bearing licenses. We also are dependent on our clients' abilities to develop new technologies, introduce new products, and adapt to changes in technology and economic needs.

We cannot be certain that current or new relationships will provide the volume or quality of available new technologies necessary to sustain our business. In some cases, universities and other sources of new technologies may compete against us as they seek to develop and commercialize these technologies themselves, or through entities that they develop, finance and/or control. In other cases, universities receive financing for basic research from companies in exchange for the exclusive right to commercialize any resulting inventions. These and other strategies may reduce the number of technology sources, potential clients, to whom we can market our services. If we are unable to secure new sources of technology, it could have a material adverse effect on our operating results and financial condition.

WE RECEIVE MOST OF OUR REVENUES FROM CUSTOMERS OVER WHOM WE HAVE NO CONTROL.

We rely on royalties received from our customers for revenues. The royalties we receive from customers depend on their efforts and expenditures over which we have no control. Additionally, customers' development of new products involves great risk since many new technologies do not become commercially profitable products despite extensive development efforts. Our license agreements do not require customers to advise us of problems they may encounter in attempting to develop commercial products, and they usually treat such information as confidential. We expect that our customers will encounter problems frequently. Our customers' failure to resolve such problems may result in a material adverse effect on our operating results and financial condition.

STRONG COMPETITION WITHIN OUR INDUSTRY MAY REDUCE OUR CLIENT BASE.

We compete with universities, law firms, venture capital firms and other technology commercialization firms for technology licensing opportunities. Many organizations offer some aspect of technology transfer services, and some are well established and have more financial and human resources than we do. This market is highly fragmented and participants frequently focus on a specific technology area.

FRANK R. MCPIKE, JR., A FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CTT, CTT AND OTHER INDIVIDUALS HAVE BEEN NAMED IN A CIVIL SUIT FILED BY THE SEC.

On  August  11,  2004,  the SEC filed a civil suit in the United States District
Court for the District of Connecticut, naming Frank R. McPike, Jr., former President and CEO of CTT, and six individual brokers, alleging that from at least July 1998 to June 2001, the defendants were involved in a scheme to manipulate the price of our stock. The case relates to our 1998 stock repurchase program.

We filed suit against our directors' and officers' insurance carrier to obtain reimbursement of our costs to defend us and our directors and officers. As part of an October 2004 settlement, our insurance carrier acknowledged that the deductible under our insurance policy had been satisfied relating to the SEC's civil suit. As a result, defense costs incurred in 2005 and thereafter, have been covered by our insurance carrier.

On October 10, 2007, we agreed to a settlement of this case without the Company admitting or denying the allegation of the complaint, and consenting to be permanently restrained and enjoined from violating Sections 9(a) and 10(b) of the Securities Exchange Act of 1934, and rule 10b-5 thereunder. No fines or penalties were imposed on the Company by the SEC in connection with this settlement. The settlement agreement has been approved by the SEC and on October 26, 2007 was accepted by the Connecticut Federal District Court. This will close the SEC's investigation and proceedings against the Company. No members of CTT's current Board or management held positions with the Company during the period of 1998-2001.

Frank R. McPike, who was charged separately from the Company but covered under the Company's insurance, personally agreed on a settlement with the SEC, which was accepted by the court on October 31, 2007. The Company incurred no costs in connection with Mr. McPike's settlement. The penalty phase review for Mr. McPike has now been completed between Mr. McPike, the SEC and the Court. This case has now been settled regarding CTT and Mr. McPike.

OUR BY-LAWS PROVIDE THAT WE INDEMNIFY OUR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS IN CERTAIN CIRCUMSTANCES. WE CARRY DIRECTORS AND OFFICERS LIABILITY INSURANCE, SUBJECT TO DEDUCTIBLES, TO REDUCE THESE FINANCIAL OBLIGATIONS.

Our directors, officers, employees and agents may claim indemnification in certain circumstances. We are currently exposed to potential indemnification claims by a former executive in connection with a civil suit filed by the SEC.

WE ARE INVOLVED IN LAWSUITS THAT HISTORICALLY HAVE INVOLVED SIGNIFICANT LEGAL EXPENSES. IF THE COURTS OR REGULATORY AGENCIES IN THESE SUITS OR ACTIONS DECIDE AGAINST US, THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. LEGAL FEES AND OTHER COSTS WE INCURRED IN 2007 RELATING TO THESE CASES WERE SIGNIFICANT, AND THE AMOUNT OF COSTS WE INCUR IN THE FUTURE MAY BE SIGNIFICANT.

A complete description of all of the lawsuits that we are involved in is hereby incorporated by reference from our Form 10-K/A filed on November 6, 2008 and our most recent Form 10-Q filed on June 12, 2008.

OUR REVENUE GROWTH DEPENDS ON OUR ABILITY TO UNDERSTAND THE TECHNOLOGY REQUIREMENTS OF OUR CUSTOMERS IN THE CONTEXT OF THEIR MARKETS. IF WE FAIL TO UNDERSTAND THEIR TECHNOLOGY NEEDS OR MARKETS, WE LIMIT OUR ABILITY TO MEET THOSE NEEDS AND TO GENERATE REVENUES.

We believe that by focusing on the technology needs of our customers, we are better positioned to generate revenues by providing technology solutions to them. The market demands of our customers drive our revenues. The better we understand their markets and requirements, the better we are able to identify and obtain effective technology solutions for our customers. We rely on our professional staff and contract business development consultants to understand our customers' technical, commercial, and market requirements and constraints, and to identify and obtain effective technology solutions for them.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

Our success depends on the knowledge, efforts and abilities of a small number of key personnel. John B. Nano is our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer and Aris D. Despo is our Executive Vice President, Business Development. We rely on our professional staff and contract business development consultants to identify intellectual property opportunities and technology solutions, and to negotiate and close license agreements. Competition for personnel with the necessary range and depth of experience is intense. We cannot be certain that we will be able to continue to attract and retain qualified personnel. If we are unable to hire and retain highly qualified professionals and consultants, especially with our small number of staff, our revenues, prospects, financial condition and future activities could be materially adversely affected.

OUR CUSTOMERS, AND WE, DEPEND ON GOVERNMENT APPROVALS TO COMMERCIALLY DEVELOP CERTAIN LICENSED PRODUCTS.

Commercial development of some licensed patents may require the approval of governmental regulatory agencies, especially in the life sciences area, and there is no assurance that those agencies will grant such approvals. In the United States, the principal governmental agency involved is the U.S. Food and Drug Administration ("FDA"). The FDA's approval process is rigorous, time consuming and costly. Unless and until a licensee obtains approval for a product requiring such approval, the licensee may not sell the product in the U.S., and therefore we will not receive royalty income based on U.S. sales of the product.

IF OUR CLIENTS AND WE ARE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR LICENSES, OR TO ENFORCE OUR PATENTS ADEQUATELY, WE MAY BE UNABLE TO DEVELOP SUCH LICENSED PATENTS OR TECHNOLOGIES SUCCESSFULLY.

Our success in earning revenues from licenses is subject to the risk that issued patents may be declared invalid, that a patent may not be issued on a patent application, or that competitors may circumvent or infringe our licensed patents and thereby render our licensed patents not commercially viable. In addition, when all patents underlying a license expire, our royalties from that license cease, and there can be no assurance that we will be able to replace those royalties with royalty revenues from new or other licenses.

PATENT LITIGATION HAS INCREASED; IT CAN BE EXPENSIVE AND MAY DELAY OR PREVENT OUR CUSTOMERS' PRODUCTS FROM ENTERING THE MARKET.

Our clients and/or we may pursue patent infringement litigation or interference proceedings against sellers of products that we believe infringe our patent rights. Holders of conflicting patents or sellers of competing products also may challenge our patents in patent infringement litigation or interference proceedings.

We cannot be certain that our clients and/or we will be successful in any such litigation or proceeding, and the results and costs may materially adversely affect our business, operating results and financial condition.

DEVELOPING NEW PRODUCTS, CREATING EFFECTIVE COMMERCIALIZATION STRATEGIES FOR TECHNOLOGIES, AND ENHANCING THOSE PRODUCTS AND STRATEGIES ARE SUBJECT TO INHERENT RISKS. RISKS INCLUDE UNANTICIPATED DELAYS, UNRECOVERABLE EXPENSES, TECHNICAL PROBLEMS OR DIFFICULTIES, AND THE POSSIBILITY THAT DEVELOPMENT FUNDS WILL BE INSUFFICIENT. THE OCCURRENCE OF ANY ONE OR MORE OF THESE RISKS COULD CAUSE US TO ABANDON OR SUBSTANTIALLY CHANGE OUR TECHNOLOGY COMMERCIALIZATION STRATEGY.

Our success depends on, among other factors, our clients developing new or improved technologies, our customers' products meeting targeted cost and performance objectives for large-scale production, and our customers' ability to adapt technologies to satisfy industry standards, and consumer expectations and needs, and bringing their products to market before market saturation. They may encounter unanticipated problems that result in increased costs or substantial delays in introducing and marketing new products. Products may not be reliable or durable under actual operating conditions or commercially viable and competitive. New products may not meet price or other performance objectives when introduced in the marketplace. Any of these events would adversely affect our realization of royalties from new products.

WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK.

We have not paid cash dividends on our common stock since 1981, and, our Board of Directors does not currently have plans to declare or pay cash dividends in the future. The decision to pay dividends is solely at the discretion of our Board of Directors based upon factors that they deem relevant, and may change at any time.

AS A PUBLICLY HELD COMPANY, WE HAVE SIGNIFICANTLY HIGHER ADMINISTRATIVE COSTS.

The Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and new listing requirements adopted by the American Stock Exchange in response to the Sarbanes-Oxley Act of 2002, has required changes in corporate governance practices, internal control policies and audit committee practices of public companies. These new rules, regulations, and requirements have increased our legal, audit, financial, compliance and administrative costs, and have made certain other activities more time consuming and costly. The additional costs are expected to continue. These new rules and regulations may make it more difficult and more expensive for us to obtain directors and officers liability insurance in the future, and could make it more difficult for us to attract and retain qualified members for our Board of Directors, particularly to serve on our audit committee.

IN DEVELOPING NEW PRODUCTS WE ARE AFFECTED BY PATENT LAWS AND REGULATIONS.

Patent laws and regulations are constantly being reviewed for possible revision. We cannot be certain how we will be affected by revisions.

                           INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" much of the information we file with, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus, and any of our subsequent filings with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

- our annual report on Form 10-K for the fiscal year ended July 31, 2007, filed on October 30, 2007, as amended and filed on November 6, 2007;

- our quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2007 filed with the SEC on December 14, 2007;

- our quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2008 filed with the SEC on March 17, 2008;

- our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2008 filed with the SEC on June 12, 2008;

- our current reports on Form 8-K filed with the SEC on January 28, 2008, July 25, 2008 and August 1, 2008;

- any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated, other than information furnished pursuant to Item 2.02 or Item
     7.01 of Form 8-K

You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Competitive Technologies, Inc., 777 Commerce Drive, Suite 100, Fairfield, Connecticut 06825, (203) 368-6044, attention: Investor Relations. These filings may also be obtained through the Company's website located at http://www.competitivetech.net.
           ------------------------------

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

In accordance with these rules, we have incorporated by reference the description of our business, our securities, our properties, any legal proceedings, market price of and dividend's with respect to our common stock, our financial statements and our management's discussion and analysis of our financial condition and results of operations. We have also incorporated by reference disclosure with respect to our officers and directors, their compensation structure, any related transactions with our officers and directors and our shareholders

The Company advises that there have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to CTT are expressly qualified in their entirety by the foregoing cautionary statements.

                                USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $5.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital and general corporate purposes.

                             THE FUSION TRANSACTION

GENERAL

On July 22, 2008, we entered into a Purchase Agreement with Fusion Capital, an Illinois limited liability company. Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $5.0 million from time to time over a twenty-four (24) month period. Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 63,280 shares of our common stockAlso, we will issue to Fusion Capital an additional 42,187 shares as a commitment fee pro rata as we receive the $5.0 million of future funding. As of July 25, 2008 there were 8,243,152 shares outstanding (7,823,680 shares held by non-affiliates) excluding the 1,500,000 shares offered by Fusion Capital pursuant to this Prospectus which it has not yet purchased from us as well as the additional 42,187 shares to be issued as a commitment fee pro rata. If all of such 1,500,000 shares offered hereby were issued and outstanding as of the date hereof, the 1,500,000 shares would represent 15.4% of the total common stock outstanding or 16.1% of the non-affiliates shares outstanding as of the date hereof. In the event that under the agreement we decide to issue more than 1,635,156, i.e. greater than 19.99% of our outstanding shares of common stock as of the date of the agreement, we would first be required to seek shareholder approval in order to be in compliance with the American Stock Exchange rules.
We currently do not intend to seek shareholder approval to issue shares to Fusion Capital in excess of 1,635,156. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

Under the Purchase Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this Prospectus (1) 63,280 shares which have already been issued, (2) an additional 42,187 shares which we may issue in the future as a commitment fee pro rata as we receive the $5.0 million of future funding and (3) at least 1,500,000 shares which we may sell to Fusion Capital after this registration statement is declared effective (18.34% of our outstanding on July 22, 2008, the date of our agreement). All 1,605,467 shares are being offered pursuant to this Prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 1,500,000 shares to Fusion Capital. As of the date hereof, we do not have any plans or intent to sell to Fusion Capital any shares beyond the 1,500,000 shares offered hereby. However, if we elect to sell more than the 1,500,000 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Fusion Capital before we can sell such additional shares, which could cause substantial dilution to our shareholders.


We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement of which this Prospectus is a part. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $50,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $1.00. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement provides that neither party has the ability to amend the Purchase Agreement. The Purchase Agreement does not permit Fusion Capital to waive any condition or provision of the agreement and the obligations of both parties are non-transferable. The Purchase Agreement contains reasonable and customary events of default, all of which are outside the control of Fusion Capital. See - "The Fusion Capital Transaction - Events of Default." The agreement does not permit Fusion Capital to waive an event of default. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. If we are unable to commercialize and sell or license enough of our products, and even if we are able to commercialize and sell our products but not sufficiently timely, we will need to raise additional funding in order to satisfy our working capital needs and to continue our operations. See - "Risk Factors -We may require additional financing to sustain our operations and without it we may not be able to continue operations." The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources such as through revenues from the sale or licensing of our products and to the extent that we are able to and choose to sell our debt and equity securities in other transactions with parties other than Fusion Capital. In February 2004, we entered into a prior common stock purchase agreement with Fusion Capital, pursuant to which we sold an aggregate of 997,733 shares for total gross proceeds of $5.0 million. The prior transaction was substantially similar to the transaction set forth herein. We believe that it is reasonable to expect that we will be able to access the full $5.0 million under the common stock purchase agreement with Fusion Capital. However, no assurance can be given that we will be able to access the full $5.0 million.


PURCHASE OF SHARES UNDER THE COMMON STOCK PURCHASE AGREEMENT

Under the common stock purchase agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $50,000 of our common stock. The purchase price per share is equal to the lesser of:

-     the lowest sale price of our common stock on the purchase date; or

- the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion; no sooner than every three (3) business days.

OUR RIGHT TO INCREASE THE AMOUNT TO BE PURCHASED

In addition to purchases of up to $50,000 from time to time, we may also from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $100,000 provided that our share price is not below $3.00 during the three (3) business days prior to and on the purchase date. We may increase this amount to up to $250,000 if our share price is not below $6.00 during the three (3) business days prior to and on the purchase date. This amount may also be increased to up to $500,000 if our share price is not below $10.00 during the three (3) business days prior to and on the purchase date. This amount may also be increased to up to $1.0 million if our share price is not below $15.00 during the three (3) business days prior to and on the purchase date. We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least two (2) business days must have passed since the most recent large purchase was completed. The price at which our common stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten (10) business days prior to the purchase date.

MINIMUM PURCHASE PRICE

Under the common stock purchase agreement, we have set a minimum purchase price ("floor price") of $1.00. However, Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less than the floor price. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $1.00.

EVENTS OF DEFAULT

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

     - the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

     - suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

     - the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the OTC Bulletin Board Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the New York Stock Exchange;

     - the transfer agent's failure for five (5) business days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

     - any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

     - any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

     -    a material adverse change in our business; or

     - the issuance of an aggregate of 1,635,156 shares to Fusion Capital under our agreement if we fail to obtain the requisite shareholder approval.

OUR TERMINATION RIGHTS

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement without any cost to us.

NO SHORT-SELLING OR HEDGING BY FUSION CAPITAL

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

EFFECT OF PERFORMANCE OF THE COMMON STOCK PURCHASE AGREEMENT ON OUR STOCKHOLDERS

All 1,605,467 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months from the date of this prospectus. The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all, some or none of the 1,500,000 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the agreement, we authorized the sale to Fusion Capital of up to 1,500,000 shares of our common stock (18.34% of our outstanding on July 22, 2008 the date of our agreement). We estimate that we will sell no more than 1,500,000 shares to Fusion Capital under the common stock purchase agreement (exclusive of the 63,280 shares issued to Fusion Capital as the commitment fee and 42,187 shares which we may issue in the future as a commitment fee pro rata as we receive the $5.0 million), all of which are included in this offering. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that all 1,500,000 shares are sold to Fusion Capital under the common stock purchase agreement. Subject to approval by our board of directors, we have the right but not the obligation to sell more than 1,500,000 shares to Fusion Capital. In the event we elect to sell more than the 1,500,000 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the U.S. Securities & Exchange Commission. The number of shares ultimately offered for sale by Fusion Capital under this prospectus is dependent upon the number of shares purchased by Fusion Capital under the agreement. The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares at varying purchase prices:

                                  PERCENTAGE OF       PROCEEDS FROM THE
                                   OUTSTANDING        SALE OF SHARES TO
     ASSUMED      NUMBER OF       SHARES AFTER         FUSION CAPITAL
     AVERAGE    SHARES TO BE      GIVING EFFECT       UNDER THE COMMON
     PURCHASE     ISSUED IF      TO THE ISSUANCE       STOCK PURCHASE
      PRICE     FULL PURCHASE  TO FUSION CAPITAL(1)       AGREEMENT
      $ 1.00      1,500,000           15.4%              $ 1,500,000
      $ 1.50      1,500,000           15.4%              $ 2,250,000
      $ 2.00      1,500,000           15.4%              $ 3,000,000
     $ 2.35(2)    1,500,000           15.4%              $ 3,525,000
      $ 2.75      1,500,000           15.4%              $ 4,125,000
      $ 3.00      1,500,000           15.4%              $ 4,500,000
      $ 4.00      1,250,000           13.1%              $ 5,000,000

---------------

(1) The denominator is based on 8,243,152 shares outstanding as of July 25, 2008, which includes the 63,280 shares previously issued to Fusion Capital, the corresponding pro rata commitment shares issued based on the proceeds received in column 4, and the number of shares set forth in the adjacent column. The numerator is based on the number of shares issuable under the common stock purchase agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)     Closing sale price of our shares on July 25, 2008.

                            THE SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us. However, in February 2004 we entered into a prior common stock purchase agreement with Fusion Capital, pursuant to which we sold an aggregate of 997,733 shares for total gross proceeds of $5.0 million. The prior transaction was substantially similar to the transaction set forth herein.

                                             SHARES TO BE
                                             SOLD IN THE
                             PERCENTAGE OF   OFFERING ASSUMING
                             OUTSTANDING     THE COMPANY          PERCENTAGE OF
              SHARES         SHARES          ISSUES THE           OUTSTANDING
              BENEFICIALLY   BENEFICIALLY    MAXIMUM NUMBER       SHARES
              OWNED          OWNED           OF SHARES            BENEFICIALLY
SELLING       BEFORE         BEFORE          UNDER THE PURCHASE   OWNED AFTER
STOCKHOLDER   OFFERING       OFFERING (1)    AGREEMENT (1)        OFFERING
------------  -------------  --------------  -------------------  --------------
Fusion
Capital Fund
II, LLC (2)       64,280(3)            0.8%            1,605,467              0%
------------  -------------  --------------  -------------------  --------------

     ____________


(1) Applicable percentage of ownership is based on 8,243,152 shares of our common stock outstanding as of August 3, 2008 (reflecting issuance and delivery of 63,280 shares as a commitment fee) together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of August 3, 2008 for the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2) Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.

(3) As of the date hereof, 64,280 shares of our common stock have been previously acquired by Fusion Capital under the Purchase Agreement, consisting of 63,280 shares we issued to Fusion Capital as a commitment fee and 1,000
shares that were owned prior to the common stock purchase agreement.    The
Company may elect in its sole discretion to sell to Fusion Capital up to an additional 1,500,000 shares under the Purchase Agreement and an additional 42,187 shares that we may issue in the future as a commitment fee pro rata as we receive the $5.0 million of future funding, but Fusion Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

                              PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling shareholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

-    ordinary brokers' transactions;

-    transactions involving cross or block trades;

-    through brokers, dealers, or underwriters who may act solely as agents

-    "at the market" into an existing market for the common stock;

- in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

-    in privately negotiated transactions; or

-    any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an "underwriter" within the meaning of the Securities Act.

Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by Fusion Capital.

                                 LEGAL MATTERS

The validity of the common stock offered by this Prospectus will be passed upon for us by Cutler Law Group, Augusta, Georgia. M. Richard Cutler, one of the partners of the law firm of Cutler Law Group is the owner of 25,000 shares of our common stock. In addition, Cutler Law Group has an agreement with the Company pursuant to which 50% of its legal fees are payable in common stock of the Company, including the legal fees relating to this offering.

                                    EXPERTS

The financial statements of Competitive Technologies, Inc. as of July 31, 2007 incorporated by reference in this Prospectus have been so included in reliance on the report of Mahoney Cohen & Company, CPA, P.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Competitive Technologies, Inc. as of July 31, 2006 and for each of the two years in the period ended July 31, 2006 incorporated by reference in this Prospectus have been so included in reliance on the reports of BDO Seidman, LLP, independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission and certain portions of which have been incorporated by reference to our reports filed with the Securities and Exchange Commission.

In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters.

Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the Securities and Exchange Commission as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on American Stock Exchange under the symbol "CTT".

Copies of our filings with the Securities and Exchange Commission are also available, free of charge, on our corporate website at http://www.competitivetech.net. The other information found on our website is not incorporated by reference into this prospectus.

You should rely only on the information contained in this Prospectus or the documents incorporated by reference. Neither CTT nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of fiduciary duty as a director. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Our Certificate of Incorporation includes language limiting the liability of, and providing indemnification for, directors.

The provision in the Certificate of Incorporation does not eliminate the director's fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws.

To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation provisions are necessary to attract and retain qualified persons as directors and officers.

--------------------------------------------------------------------------------


No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by Competitive Technologies, Inc. or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of Competitive Technologies, Inc. since the date hereof.


                                1,605,467 SHARES

                  *
                *****
              **-----**
            **-----       COMPETITIVE
          ****----        TECHNOLOGIES
            **=====       Unlocking the Potential of Innovation (R)
              **=====**
                *****
                  *  (R)  Technology Transfer and Licensing Services


                         COMPETITIVE TECHNOLOGIES, INC.

                                  COMMON STOCK

                                   PROSPECTUS


                               SEPTEMBER 5, 2008


Dealer Prospectus Delivery Obligation: Until ___________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee and the American Stock Exchange additional listing fee.

     Securities and Exchange Commission registration fee                $    150
     American Stock Exchange Additional listing fees                      32,109
     Accounting fees and expenses                                         20,000
     Legal fees and expenses                                              50,000
     Registrar and transfer agent's fees and expenses                      1,000
     Printing and engraving expenses                                       2,000
     Miscellaneous                                                         4,741
                                                                           -----
     Total expenses                                                     $110,000
                                                                        ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to our bylaws we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of CTT) by reason of the fact that such person is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Our bylaws also give us the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that such person is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to us unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

Our bylaws also provide that to the extent that one of our directors, officers, employees or agents has been successful on the merits or otherwise in the defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Our bylaws further provide that our Board of Directors may authorize, by a vote of a majority of the full Board of Directors, us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not we would have the power to indemnify such person against liability under the provisions of our bylaws.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Since July 25, 2005, CTT has made the following sales of securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):


In July 2008, the Company issued to Fusion Capital 63,280 shares of common stock as the initial commitment shares in consideration of the equity financing of up to $5.0 million which is being provided to the Company by Fusion Capital. These securities were issued by the Company without registration in reliance upon an exemption under Section 4(2) of the Securities Act because the offer and sale was made in a privately negotiated transaction. The share certificate issued to Fusion Capital has been appropriately legended. The Company ascertained that Fusion Capital is an accredited investor and otherwise took steps to assure compliance with private placement requirements.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

3.1 Unofficial restated certificate of incorporation of the registrant as amended to date filed (on April 1, 1998) as Exhibit 4.1 to registrant's Registration Statement on Form S-8, File Number 333-49095 and hereby incorporated by reference.

3.2 By-laws of the registrant as amended effective October 14, 2005, filed (on December 12, 2005) as Exhibit 3.2 to registrant's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2005, and hereby incorporated by reference.

5.1 Opinion of Cutler Law Group as to the legality of the shares of CTT common stock being registered.

10.1 Registrant's Restated Key Employees' Stock Option Plan filed (on January 29, 2003) as Exhibit 4.3 to registrant's Registration Statement on Form S-8, File Number 33-87756, and hereby incorporated by reference.

10.2     Registrant's Annual Incentive Plan filed (on November 25, 2005) as
Exhibit 99.1 to registrant's Current Report on Form 8-K dated November 22, 2005, and hereby incorporated by reference.

10.3 Registrant's 2000 Directors Stock Option Plan as amended January 24, 2003, filed (on January 29, 2003) as Exhibit 4.4 to registrant's Registration Statement on Form S-8, File Number 333-102798 and hereby incorporated by reference.

10.4 Registrant's 1996 Directors' Stock Participation Plan as amended January 14, 2005, filed (on January 21, 2005) as Exhibit 10.2 to registrant's Current Report on Form 8-K, and hereby incorporated by reference.

10.5 Registrant's 1997 Employees' Stock Option Plan as amended January 14, 2005, filed (on January 21, 2005) as Exhibit 4.3 to registrant's Current Report on Form 8-K, and hereby incorporated by reference.

10.6 Severance Agreement and General Release between registrant and Frank R. McPike, Jr. effective November 1, 2003, filed (on March 16, 2004) as Exhibit
10.2 to registrant's Form 10-Q for the quarterly period ended January 31, 2004, and hereby incorporated by reference.

10.7 Common Stock Purchase Agreement between the registrant and Fusion Capital Fund II, LLC dated February 25, 2004 filed (on February 27, 2004) as
Exhibit 10.1 to registrant's Current Report on Form 8-K dated February 25, 2004, and hereby incorporated by reference.

10.8 Registration Rights Agreement between the registrant and Fusion Capital Fund II, LLC dated February 25, 2004 filed (on February 27, 2004) as Exhibit
10.2 to registrant's Current Report on Form 8-K dated February 25, 2004, and hereby incorporated by reference.

10.9 Amended and Restated Employment Agreement by and between registrant and Donald J. Freed effective October 1, 2005, filed (on October 13, 2005) as
Exhibit 10.22 to registrant's Annual Report on Form 10-K for the year ended July 31, 2005, and hereby incorporated by reference.

10.10 Amendment number one made February 15, 2006, to Amended and Restated Employment Agreement, dated as of October 1, 2005, between registrant and Donald
J. Freed, filed (on February 23, 2006) as Exhibit 10.1 to registrant's Current Report on Form 8-K dated February 23, 2006, and hereby incorporated by reference.

10.11 Employment Agreement dated as of February 15, 2006 between registrant and Michael E. Kiley, filed (on February 23, 2006) as Exhibit 10.1 to registrant's Current Report on Form 8-K dated February 23, 2006, and hereby incorporated by reference.

10.12 Lease agreement dated April 28, 2006, between 1375 Kings Highway/777 Commerce Drive Associates, LLC, and 14 Mamaroneck Avenue Reinvestment Associates, LLC, and Competitive Technologies, Inc. filed (on June 9, 2006) as
Exhibit 10.27 to registrant's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2006, and hereby incorporated by reference.

10.13 Amendment to Lease made July 20, 2006 by and between 1375 Kings Highway/777 Commerce Drive Associates, LLC, and 14 Mamaroneck Avenue Reinvestment Associates, LLC, and Competitive Technologies, Inc., filed (on October 30, 2006) as Exhibit 10.17 to registrant's Annual Report on Form 10-K for the year ended July 31, 2006, and hereby incorporated by reference.

10.14 Employment Agreement dated February 2, 2007 between registrant and John B. Nano, filed (on February 6, 2007) as Exhibit 10.1 to registrant's Current Report on Form 8-K dated February 6, 2007, and hereby incorporated by reference.

10.15 Stock Purchase Agreement dated April 17, 2007 between registrant and Betty Rios Valencia, and Agrofrut E.U. filed on April 19, 2007 as Exhibit 10.1 to registrant's Current Report on Form 8-K dated April 19, 2007, and hereby incorporated by reference.

10.16 Second Amendment to Lease made July 20, 2006 by and between 1375 Kings Highway/777 Commerce Drive Associates, LLC, and 14 Mamaroneck Avenue Reinvestment Associates, LLC and Competitive Technologies, Inc., and hereby incorporated by reference.

10.17 Common Stock Purchase Agreement, dated as of July 22, 2008, by and between the Company and Fusion Capital Fund II, LLC. Filed (on July 25, 2008) as
Exhibit 10.1 to registrant's Current Report on Form 8-K dated July 25, 2008, and hereby incorporated by reference.

10.2 Registration Rights Agreement, dated as of July 22, 2008, by and between the Company and Fusion Capital Fund II, LLC. Filed (on July 25, 2008) as
Exhibit 10.2 to registrant's Current Report on Form 8-K dated July 25, 2008, and hereby incorporated by reference.


21       Subsidiaries of registrant. Incorporated by reference to the original filing of this Registration Statement on Form S-1.


23.1     Consent of Mahoney Cohen & Company, CPA, P.C.

23.2     Consent of BDO Seidman, LLP.

23.3     Consent of Cutler Law Group (included in opinion filed as Exhibit 5.1).


23.4 Power of Attorney of Directors of Competitive Technologies, Inc. (included on the signature page of the original filing of this Registration Statement on Form S-1).


(b)  Financial Statement Schedules

No financial statement schedules are required.

ITEM 17.  UNDERTAKINGS

(a)     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, That:

          (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (Sec. 230.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement; and

          (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (Sec. 239.13 of this chapter) or Form F-3 (Sec. 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (Sec. 230.424(b) of this chapter) that is part of the registration statement.

          (C) Provided further, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (Sec. 239.11 of this chapter) or Form S-3 (Sec. 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (Sec. 229.1100(c)).

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) ( 230.424(b)(3) of this chapter) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) ( 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) ( 230.415(a)(1)(i), (vii), or (x)
of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the Registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or


(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, Connecticut on September 5, 2008


                              COMPETITIVE TECHNOLOGIES, INC.


                              By: \s\ John B. Nano
                                  ----------------
                              JOHN B. NANO, CHAIRMAN, PRESIDENT AND CEO



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                             Date
---------                    -----                             ----



\s\ John B. Nano              Chairman, President and          September 5, 2008
----------------              CEO, Interim CFO (Principal
John B. Nano                  Executive, Financial and
                              Accounting Officer)

\s\ John B. Nano              Director                         September 5, 2008
----------------
Rustin Howard*


\s\ John B. Nano              Director                         September 5, 2008
----------------
William L. Reali*


\s\ John B. Nano              Director                         September 5, 2008
----------------
Richard D. Hornidge, Jr.*


\s\ John B. Nano              Director                         September 5, 2008
----------------
Ralph S. Torello*


\s\ John B. Nano              Director                         September 5, 2008
----------------
Joel M. Evans, MD*

* By John B. Nano, power of attorney